FIRST TRUST VARIABLE INSURANCE TRUST

                         DISTRIBUTION AGREEMENT

     This Distribution Agreement (the "Agreement") is made as of this ___ day of _______, 2012, by and between First Trust Variable Insurance Trust, a Massachusetts business trust (the "Trust"), on behalf of each series (each a "fund" and, collectively, the "funds") of the Trust listed in Appendix A attached hereto, as may be amended from time to time and First Trust Portfolios L.P., an Illinois limited partnership (the "Distributor").


SECTION 1.   GENERAL DUTIES AS DISTRIBUTOR OF FUND SHARES.

     (a) Distributor shall act as principal distributor for shares of beneficial interest ("Shares") of the funds .. Each fund may be authorized to issue multiple series. Distributor has the right to purchase, as agent, from each fund, interests of each series authorized and issued by a fund. Distributor agrees, as agent for each fund, to accept for redemption, the interests of each series authorized and issued by the fund; whenever the officers of the Company deem it advisable for the protection of interest holders, they may suspend or cancel such authority with respect to one or more of the funds. In the performance of these duties, Distributor shall be guided by the requirements of this Agreement, the applicable provisions of the Company's Limited Liability Company Agreement and applicable federal and state law, all as amended and/or supplemented from time to time, and each fund's Prospectus and Statement of Additional Information, then in effect under the Company's current Registration Statement filed with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act").

     (b) Solicitation of Orders. Distributor agrees use its best efforts (but only in states in which it may lawfully do so) to obtain orders for Shares of the funds duly authorized for issue by the Trust and registered under the 1933 Act, from life insurance companies ("Participating Insurance Companies") that have entered into a participation agreement ("Participation Agreement") with the Distributor and/or the Trust providing for such Shares of the Trust to serve as funding vehicles for variable insurance accounts (each an "Account") underlying variable annuity contracts and/or variable life insurance contracts ("Contracts"), provided that Distributor may in its discretion refuse to accept orders for Shares from any particular applicant. The Trust may appoint Participating Insurance Companies as agents of the Trust for the limited purpose of receiving purchase and redemption requests on behalf of their Accounts (but not with respect to any Trust Shares that may be held in the general account of such Participating Insurance Company) for Shares of those funds made available thereunder, based on allocations of amounts to the Account or subaccounts thereof under the Contracts, other transactions relating to the Contracts or the Account and customary processing of the Contracts.

     (c) Sale of Shares. Subject to the provisions of paragraph (d) hereof and to such minimum purchase requirements as may from time to time be currently indicated in the Trust's prospectus, Distributor is authorized to sell as agent on behalf of the Trust authorized and unissued Shares of the Trust registered under the 1933 Act to

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Participating Insurance Companies, provided that each such sale is made in accordance with the terms of the applicable Participation Agreement. The sales price of such Shares shall be their net asset value provided that each such sale is made as defined in Section 4 hereof.

     (d) Sale of Shares to Participating Insurance Companies by the Trust. Any right granted to Distributor to accept orders for Shares or make sales on behalf of the Trust will not apply to Shares issued in connection with the merger or consolidation of any other investment company with the Trust or its acquisition, by purchase or otherwise, of all or substantially all the assets of any investment company or substantially all the outstanding Shares of any such company, and such right shall not apply to Shares that may be offered by the Trust to shareholders by virtue of their being shareholders of the Trust, including Shares issued in payment of any dividend or distribution by the Trust.


SECTION 2.   SALES LITERATURE AND ADVERTISEMENTS.

     All sales literature and advertisements used by Distributor in connection with the sale of the Trust's Shares must be approved in advance by a Trust officer. In connection with the sale or arranging for the sale of the Trust's Shares, Distributor is authorized to give only such information and to make only such statements or representations as are contained in each fund's Prospectus then currently in effect under the Trust's Registration Statement, or in sales literature or advertisements approved by the Trust.


SECTION 3.   LIMITATION UPON INVESTMENT IN THE TRUST.

     Distributor shall not accept any initial or subsequent investment in Shares of a fund, except as described in the fund's then-current
Prospectus and Statement of Additional Information.


SECTION 4.   OFFERING PRICE & NET ASSET VALUE PER SHARE.

     Shares of each fund sold under this Agreement to Participating Insurance Companies shall be sold only at the offering price in effect after receipt of a purchase order by a Participating Insurance Company in accordance with the terms of the applicable Participation Agreement, such price as described in the fund's then-current Prospectus and Statement of Additional Information, and the fund shall receive not less than the full net asset value therefor.

     Any reference to "net asset value per share" shall refer to each fund's net asset value per Share computed in accordance with the Trust's Declaration of Trust, the fund's then-current Prospectus and Statement of Additional Information and the instructions of the Trustees, all as amended from time to time. The Trust or its agent will advise Distributor as promptly as practicable of each fund's net asset value per share on each day on which it is determined.


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SECTION 5.   DUTIES UPON SALE OR REDEMPTION OF SHARES.

     Distributor shall remit or cause to be remitted to the Trust's custodian or transfer agent, as applicable, the net asset value per share of all Shares of each fund sold by Distributor. Each fund will, as promptly as practicable, cause the account of the purchaser to be credited with the number of Shares purchased. The Trust will not issue Share certificates.

     Distributor shall process or cause to be processed requests received from each fund's shareholders for redemption of its Shares, in the manner prescribed in the fund's then-current Prospectus and Statement of Additional Information. Shares shall be redeemed at their net asset value per share next computed after receipt of the redemption request, subject to any applicable redemption fee as set forth in the fund's then-current Prospectus. Distributor shall arrange for payment to such shareholders from each fund's account with the custodian or transfer agent, as applicable.


SECTION 6.   INFORMATION RELATING TO THE TRUST.

     The Trust or its agent will furnish Distributor with a certified copy of all financial statements and a signed copy of each report prepared by its independent public accountants, and will cooperate fully with Distributor in its efforts to sell the funds' Shares, and in the performance by Distributor of all of its duties under this Agreement. The Trust's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts.


SECTION 7.   FILING OF REGISTRATION STATEMENTS.

     The Trust or its agent will from time to time file (and furnish Distributor with copies of) such registration statements, amendments and supplements thereto, and reports or other documents as may be required under the 1933 Act, the 1940 Act or the laws of the states in which Distributor desires to sell Shares of the funds.


SECTION 8.   MULTIPLE CAPACITIES.

     Distributor shall give the Trust equitable treatment under the circumstances in supplying services in any capacity, but the Trust recognizes that it is not entitled to receive preferential treatment from Distributor as compared with the treatment given to any other investment company or customer. Whenever Distributor shall act in multiple capacities on behalf of the Trust, Distributor shall maintain the appropriate separate account and records for each such capacity.


SECTION 9.   PAYMENT OF FEES AND EXPENSES.

     Distributor shall, at its own expense, finance certain activities incident to the sale and distribution of the Shares of the funds, including, but not limited to, compensation of its sales force, expenses of preparing, printing and distributing advertising and sales literature


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and reports to owners of Shares or Contracts used in connection with the sale of a fund's Shares, and certain other expenses associated with the distribution of Shares of the funds.

     Distributor shall be entitled to receive for its services as distributor the fees payable in accordance with any plans adopted by the funds (or class of interests of the respective funds) pursuant to Rule 12b-1 under the 1940 Act, and may remit such fees to, among others, Participating Insurance Companies in accordance with the terms of any such plan.


SECTION 10.  LIABILITY OF THE DISTRIBUTOR.

     Distributor shall be liable for its own acts and omissions caused by Distributor's willful misfeasance, bad faith, or gross negligence in the performance of Distributor's duties, or by Distributor's reckless disregard of its obligations under this Agreement, and nothing herein shall protect Distributor against any such liability to the Trust or its shareholders. Subject to the first sentence of this Section, Distributor shall not be liable for any action taken or omitted on advice, obtained in good faith, of counsel, provided such counsel is satisfactory to the Trust.


SECTION 11.  TERMINATION OF AGREEMENT; ASSIGNMENT.

     This Agreement may be terminated at any time, without the payment of any penalty, on 60 days' written notice (i) by Distributor; (ii) by the Trust, acting pursuant to a resolution adopted by the non-interested Trustees; or (iii) by the vote of the holders of the lesser of (1) 67% of the Trust's Shares present at a meeting if the holders of more than 50% of the outstanding Shares are present in person or represented by proxy, or (2) more than 50% of the outstanding Shares of the Trust. This Agreement shall automatically terminate in the event of its assignment. Termination shall not affect the rights of the parties which have accrued prior thereto.


SECTION 12.  DURATION.

     Unless sooner terminated, this Agreement shall continue in effect for one year from the date herein above first written, and from year to year thereafter until terminated, provided that the continuation of this Agreement and the terms hereof are specifically approved annually in accordance with the requirements of the 1940 Act as modified or superseded by any rule, regulation, order or interpretive position of the Commission.


SECTION 13.  NON-LIABILITY OF CERTAIN PERSONS.

     Any obligation of the Trust hereunder shall be binding only upon the assets and property of the Trust (or the applicable fund thereof) and shall not be binding only upon any Trustee, officer, employee, agent, member or shareholder of the Trust. Neither the authorization of any action by any Trustee, officer, employee, agent, member or shareholder of the Trust nor the execution of this agreement on behalf of the Fund shall impose any liability upon any Trustee, officer, employee, agent, member or shareholder of the Trust.


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SECTION 14.  DEFINITIONS.

     The terms "assignment" and "interested person" when used in this Agreement shall have the meanings given such terms in the 1940 Act.


SECTION 15.  CONCERNING APPLICABLE PROVISIONS OF LAW, ETC.

     This Agreement shall be subject to all applicable provisions of law, including, without being limited to, the applicable provisions of the 1940 Act, the 1933 Act, and the Securities Exchange Act of 1934, as amended; and to the extent that any provisions of this Agreement are in conflict with such laws, the latter shall control.

     The laws of the State of Illinois shall govern the construction, validity and effect of this Agreement.

     Distributor agrees that in selling and purchasing the Shares of the Trust, it will duly conform in all respects with the laws of the United States and any state or country in which such Shares may be offered for sale by Distributor pursuant to this Agreement.


SECTION 16.  MISCELLANEOUS.

     The obligations of the Trust and each fund are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust or any fund, but only the relevant fund's property shall be bound. No fund shall be liable for the obligations of any other fund.















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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.




                               FIRST TRUST VARIABLE INSURANCE TRUST


                               By:_______________________________________
                                  Name:__________________________________
                                  Title:_________________________________



                               FIRST TRUST PORTFOLIOS L.P.


                               By:_______________________________________
                                  Name:__________________________________
                                  Title:_________________________________















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                                   APPENDIX A



First Trust/Dow Jones Dividend & Income Allocation Portfolio